Exhibit 99.3

L BRANDS DECLARES CASH DIVIDEND AND ANNOUNCES AMENDMENTS TO BYLAWS TO IMPLEMENT PROXY ACCESS

Columbus, Ohio (Nov. 3, 2016) - L Brands, Inc. (NYSE: LB) announced today the declaration of its regular quarterly dividend of $0.60 per share payable on Dec. 2, 2016 to shareholders of record at the close of business on Nov. 18, 2016. This is the company’s 168th consecutive quarterly dividend.

The company also announced that its board of directors has amended the company’s bylaws to implement proxy access. The amendments were undertaken in response to the approval by stockholders at the company’s 2016 annual meeting of stockholders of a non-binding stockholder proposal to adopt proxy access.

The amended bylaws permit a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of the company’s common stock continuously for at least three years, to include in the company’s annual meeting proxy materials director nominees constituting up to the greater of two individuals or 20% of the company’s board of directors, provided that the stockholder(s) and the nominees(s) satisfy the requirements specified in the amended bylaws.

ABOUT L BRANDS:

L Brands, through Victoria’s Secret, PINK, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 3,073 company-owned specialty stores in the United States, Canada, the United Kingdom and Greater China, and its brands are sold in more than 700 additional franchised locations worldwide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

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For further information, please contact:

L Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@lb.com	communications@lb.com

VICTORIA'S SECRET / BATH & BODY WORKS / PINK / LA SENZA / HENRI BENDEL
Three Limited Parkway Columbus, OH 43230 www.LB.com